Exhibit 99.1

M A C  K  -  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI ANNOUNCES REDEMPTION OF

$135,136,000 OF 7.750% NOTES DUE 2019

Jersey City, New Jersey—November 29, 2016—Mack-Cali Realty Corporation (the “Company”) (NYSE: CLI) today announced that its operating partnership, Mack-Cali Realty, L.P. (the “Operating Partnership”), will redeem for cash all $135,136,000 outstanding principal amount of the Operating Partnership’s 7.750% Notes due 2019 (the “Notes”).  The Notes shall be redeemed on December 29, 2016 (the “Redemption Date”).  The redemption price for the Notes, including a make-whole premium, will be 115.3136579% of the principal amount of the Notes, plus any accrued and unpaid interest up to, but not including, the Redemption Date.

The Notes are to be surrendered to Wilmington Trust Company, as trustee and paying agent, in exchange for payment of the applicable redemption price.  Questions relating to, and requests for additional copies of, the notice of redemption for the Notes should be directed to Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn:  Corporate Trust Administration, (203) 453-4130.

This announcement is for information purposes only and is not an offer to purchase or redeem nor a solicitation of an offer to purchase or redeem with respect to any of the Notes.

About Mack-Cali:

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets.  Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

We consider portions of this press release to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-

looking statements contained in Section 21E of such act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

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